UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 Amendment No. 3
                    Under the Securities Exchange Act of 1934

                             Chaparrel Resources, Inc.
                                (Name of Issuer)



                    Common Stock, Par Value $0.0001 Per Share
                         (Title of Class of Securities)



                                   75884M104
                                 (CUSIP Number)



                                December 31, 2005
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

[  ]    Rule 13d-1(b)
[x ]    Rule 13d-1(c)
[  ]    Rule 13d-1(d)

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or to otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
-------------------
CUSIP No. 75884M104
-------------------

================================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSONS (ENTITIES ONLY)
Allen & Company Incorporated
        13-6176976
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)  []                          (b)  [   x  ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        New York
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
         2,811,489
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         2,811,489
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,811,489
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                               [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        7.4%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

         CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------
CUSIP No.         75884M104
-------------------

===============================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Allen Holding Inc.
        13-3311050
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a)  [  ]                           (b)  [ x ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
         0
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
         2,811,489
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         2,811,489
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        2,811,489
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*      [  ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        7.4%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

         HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------
CUSIP No.    75884M104
-------------------
================================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Allen, Herbert A.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [   ]                        (b)  [ x ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
       400,000
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
        2,811,489
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
           400,000
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         2,811,489
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         3,211,489
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                 [  ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         8.4%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------
CUSIP No.    75884M104
-------------------
================================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Keough, Donald R.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [   ]                        (b)  [ x  ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
       103,397
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
       1,667
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
        103,397
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
        1,667
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        105,064
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                 [  ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
       0.27%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------
CUSIP No.    75884M104
-------------------
================================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
 Allen, Susan K.
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [  ]                        (b)  [ x  ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
       449,482
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
        0
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
         449,482
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        449,482
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                  [  ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         1.2%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------
CUSIP No.    75884M104
-------------------
================================================================================
1  NAME OF REPORTING PERSON - S.S. OR I.R.S.
IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
Allen, Bruce
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [  ]                        (b)  [ x ]

--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
--------------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
--------------------------------------------------------------------------------
5  SOLE VOTING POWER
      3,334
--------------------------------------------------------------------------------
6  SHARED VOTING POWER
        0
--------------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
       3,334
--------------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
         0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,334
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                 [ ]
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        .009%
--------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

                                 SCHEDULE 13G

Item 1.

               (a)  Name of Issuer:

                    Chaparral Resources, Inc.


               (b)  Address of Issuer's Principal Executive Office:

                        2 Gannett Drive
                        Suite 418
                        White Plains, NY 10604

Item 2.

               (a)  Name of Person Filing:

               (i)      Allen & Company Incorporated
               (ii)     Allen Holding Inc.
               (iii)    Herbert A. Allen
               (iv)     Susan K. Allen
               (v)      Donald Keough
               (vi)     Bruce Allen

               (b)  Address of Principal Office or, if None, Residence:

                (i)     711 Fifth Avenue, New York, NY 10022
               (ii)     711 Fifth Avenue, New York, NY 10022
               (iii)    711 Fifth Avenue, New York, NY 10022
               (iv)     711 Fifth Avenue, New York, NY 10022
               (v)      711 Fifth Avenue, New York, NY 10022
               (vi)     711 Fifth Avenue, New York, NY 10022

               (c)  Citizenship:

               (i)      New York
               (ii)     Delaware
               (iii)    USA
               (iv)     USA
               (v)      USA
               (vi)     USA

               (d)  Title of Class of Securities:

                    Common Stock, Par Value $0.0001 Per Share

               (e)  CUSIP Number:

                    159420207

     Item 3. If this Statement is filed pursuant to Rule 13(d)-1(b), or 13d-2(b) or (c), check whether the person filing is a:


          (a) [_] Broker or dealer registered under Section 15 of the Exchange Act.

          (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

          (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

          (d)  [_]  Investment   company  registered  under  Section  8  of  the
               Investment Company Act.

          (e)  [   ]   An   investment   adviser   in   accordance   with   Rule
               13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box.  [x]


     Item 4. Ownership.

            (a)      Amount Beneficially Owned:  3,769,369

            (b)      Percent of Class:  9.9%

            (c)      Number of shares as to which such person has:

                  i.       Sole power to direct the vote:  956,213

                  ii.      Shared power to direct the vote: 2,813,156

                  iii.     Sole power to dispose or direct
                                  the disposition of :  956,213

                  iv.      Shared power to dispose or direct the
                          disposition of:  2,813,156

     Item 5. Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


     Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                  N/A


     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                N/A


Item 8.           Identification and Classification of Members of the Group.

     The 2,811,489 shares of common stock are directly owned by Allen & Company Incorporated, which is a wholly-owned subsidiary of Allen Holding Inc. Includes 1,667 shares held by Keough Investments I LLC, as to which Mr. Keough shares voting authority. Mr. Keough disclaims beneficial ownership of the securities held by Keough Investmens I LLC except to the extent of his pecuniary interest therein. Other filing persons are affiliates and officers of Allen & Company Incorporated. This filing is provided for reporting purposes only, and each filing person disclaims it is a member of any group.

Item 9.           Notice of Dissolution of Group.

                  N/A


Item 10. Certification.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



ALLEN & COMPANY INCORPORATED

By: /s/ Rosemary Fanelli
Name:    Rosemary Fanelli
Title:   Secretary
Date:    2/13/06

Allen Holding Inc.

Name:    Rosemary Fanelli
Title:   Secretary
Date:    2/13/06


By:  /s/ Herbert A. Allen
Herbert A. Allen

By:  /s/ Susan K.Allen
Susan K Allen


By:  /s/ Donald Keough
Donald Keough

 By:  /s/ Bruce. Allen
Bruce Allen